Exhibit 1

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
EMBRAER OVERSEAS LIMITED

OFFER TO EXCHANGE

US$400,000,000 6.375% GUARANTEED NOTES DUE 2017

São José dos Campos, April 5, 2007 – Offer by Embraer – Empresa Brasileira de Aeronáutica S.A (the “Company”) to exchange up to US$400,000,000 aggregate principal amount of 6.375% Guaranteed Notes due 2017 (the “Exchange Notes”) which have been registered under the United States Securities Act of 1933, as amended, for a like principal amount of the original unregistered 6.375% Guaranteed Notes due 2017 (the “Outstanding Notes”).  The terms of the Exchange Notes are identical to those of the Outstanding Notes.  The Outstanding Notes are assigned CUSIP Nos. 2908IYAA4 and G30376AA8 and ISIN Nos. US29081YAA47 and USG30376AA86, for the Restricted Global Note and Regulation S Global Note, respectively.  The Company currently intends to list the Exchange Notes on the Luxembourg Stock Exchange.

The Exchange Offer will commence on April 5, 2007 and will expire at 5:00 p.m., New York City time on May 18, 2007, unless extended.

For more information regarding the Exchange Notes, contact the principal Exchange Agent for the Exchange Notes, The Bank of New York, Corporate Trust Operations, Reorganization Unit 101 Barclay Street, 7 East, New York, NY 10286, tel: (212) 815-5920, facsimile: (212) 298-1915, Attention: Carolle Montreuil.

Documents in connection with the Exchange Offer are available at the offices of the exchange agent in Luxembourg.  The exchange agent appointed in Luxembourg for these purposes is The Bank of New York at The Bank of New York (Luxembourg) S.A., Corporate Trust Services, Aerogolf Center – 1A, Hoehenhof, L-1736 Senningerberg.  Services in connection with the Exchange Offer will be available through the principal Exchange Agent and the exchange agent in Luxembourg, including the exchange of the Outstanding Notes for Exchange Notes.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Tel.: (+55 12) 3927 1311	Tel.: (+1 954) 359 3414	Tel.: (+33 1) 4938 4455	Tel.: (+33 1) 4938 4530	Tel.: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s largest manufacturer of Commercial jets up to 120 seats, and one of Brazil’s leading exporters. Founded in 1969, the Company designs, develops, manufactures and sells aircraft for the Commercial Aviation, Executive Aviation, and Defense and Government segments. Embraer’s headquarters are located in São José dos Campos, São Paulo, and it has offices, industrial operations and customer service facilities in Brazil, the United States, France, Portugal, China and Singapore. The Company also provides after sales support and services to customers worldwide. On December 31, 2006, Embraer had a workforce of 19,265 employees and a firm order backlog of US$ 14.8 billion.

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Tel.: (+55 12) 3927 1311	Tel.: (+1 954) 359 3414	Tel.: (+33 1) 4938 4455	Tel.: (+33 1) 4938 4530	Tel.: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866